Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

ANNOUNCES PORTFOLIO COMPOSITION

FOLLOWING INITIAL PUBLIC OFFERING

Pasadena, CA, June 28, 2012 — Western Asset Mortgage Capital Corporation (NYSE: WMC) today announced a summary of its initial investment activity since the closing of both its initial public offering and a concurrent private placement.  The stock offerings closed on May 15, 2012, each at a price of $20.00 per share, resulting in net proceeds of approximately $205 million and approximately 10,278,000 total shares outstanding.

As of June 19, 2012, the Company had acquired an aggregate securities portfolio equaling approximately $2.27 billion in current face amount, comprised of approximately $1.44 billion in current face amount of 30-year fixed-rate Agency RMBS (residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or sponsored entity), approximately $211.9 million in current face amount of 20-year fixed-rate Agency RMBS, approximately $553.1 million in current face amount of Agency interest and inverse interest only strips, and approximately $65.0 million in current face amount of fixed-rate collateralized mortgage obligations.

The Company has entered into master repurchase agreements with nine (9) counterparties, under which to date approximately $1.77 billion has been borrowed. The repurchase agreements have maturities between June 2012 and September 2012. The Company has also entered into approximately $1.02 billion notional of pay-fixed receive-LIBOR swaps that have variable maturities between May 2014 and June 2032.

“We are pleased with the progress we have made during the first weeks of operation,” said Gavin James, Chief Executive Officer of Western Asset Mortgage Capital Corporation. “We have been able to position our portfolio in line with our expectations, even considering the recent rally in the Treasury market.”

Stephen Fulton, Chief Investment Officer of Western Asset Mortgage Capital Corporation, commented, “Our view that the housing sector will continue to experience weakness points to a long-lived opportunity to invest at attractive net spreads. We believe we have positioned our initial portfolio with the goal of providing superior risk-adjusted returns based on our differentiated approach to managing prepayment and interest rate risk. Overall portfolio leverage as of June 19, 2012 was approximately 8.3 to 1, and the portfolio had a net duration of approximately 0.58 years, both consistent with our stated target levels.”

The following tables set forth additional information regarding the Company’s portfolio as of June 19, 2012:

Portfolio

($ in millions)

	Coupon	Current Face	Cost	Description
30-year fixed rate	3.0%	$160.6	$163.6	New Production Loans
	3.5%	$413.6	$436.6	Lower Loan Balance
	3.5%	$234.7	$245.2	New Production Loans
	3.5%	$37.7	$39.7	HARP
	4.0%	$278.3	$299.3	Lower Loan Balance
	4.0%	$123.9	$133.3	Low FICO
	4.0%	$114.3	$122.6	Investor Loans
	7.0%	$79.4	$92.3	Seasoned Loans
20-year fixed rate	3.5%	$186.9	$198.1	Lower Loan Balance
	4.0%	$25.0	$27.0	Lower Loan Balance
Total Specified Pool		$1,654.4	$1,757.7
CMO
IO/IIO	4.4%	$553.1	$87.3
Fixed Rate	6.5%	$65.0	$76.0
Total CMO		$618.1	$163.3

Total Portfolio		$2,272.5	$1,921.0

Financing

($ in millions)

	Balance	Weighted Average Rate
Repurchase agreements maturing within:
30 days	$810.1	0.38%
60 days	n/a	n/a
90 days	$925.0	0.42%
Greater than 90 days	$38.4	0.45%
Total	$1,773.5	0.40%

Swap Transactions

($ in millions)

	Notional Amount	Maturity Date	Weighted Average Fixed Interest Rate in Contract
		May 2014-
Pay-Fixed, Receive-LIBOR	$1,020.0	June 2032	0.86%

CONFERENCE CALL, WEBCAST AND SLIDE PRESENTATION

The Company will conduct a conference call today, Thursday, June 28, 2012, at 11:00 a.m. Pacific Time / 2:00 p.m. Eastern Time. Individuals interested in participating in the conference call may do so by dialing 877.941.8609 from the United States or 480.629.9692 from outside the United States and referencing conference ID 4547773.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s website at www.westernassetmcc.com. An accompanying slide presentation for the conference call is also available in the Investor Relations section of the website.

A telephone replay will be available through July 5, 2012 by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4547773. A webcast replay will be available for 90 days.

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a REIT that intends to invest primarily in Agency RMBS, which are residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency (such as GNMA) or a U.S. Government-sponsored entity (such as FNMA or FHLMC).  The Company may opportunistically supplement its portfolio by investing in its potential target assets, which include residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or sponsored entity, commercial mortgage-backed securities and other asset-backed securities. The Company is externally managed and advised by Western Asset Management Company, an investment advisor registered with the SEC and a wholly-owned subsidiary of Legg Mason, Inc. For further information, please refer to the Company’s website at www.westernassetmcc.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including the Company’s view on the future outlook for the housing market and its impact on investment opportunities in RMBS, as well as statements regarding our beliefs, assumptions, estimates, intentions and future performance. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company’s prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 478-2700 x29	(916) 939-7285
lclark@finprofiles.com